Exhibit 16.1

May 14, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Gately & Associates, LLC was previously principal accountant for JBI, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2009.  Effective May 14, 2010, we were dismissed by the Company as principal accountants.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated May 14, 2010, and we agree with such statements contained therein.

Sincerely,

/s/ Gately & Associates LLC
  by: J. Gately